Exhibit 99.1

QURATE RETAIL, INC. REPORTS

THIRD QUARTER 2022 FINANCIAL RESULTS

Englewood, Colorado, November 4, 2022 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported third quarter 2022 results (1).

“An intensely promotional environment and weakened consumer sentiment impacted our third quarter performance, along with other retail players, amplified by continued downstream impacts from the December 2021 fire at our former Rocky Mount, NC fulfillment center and our actions to move excess inventory,” said David Rawlinson II, President and CEO of Qurate Retail, Inc.

“Despite soft results, we maintained our focus on progressing the five pillars of Project Athens, our three-year strategic plan to re-establish revenue growth, adjusted OIBDA margin expansion and incremental cash flow generation. We are augmenting our team and attracting executive leadership talent with top tier experience who will help drive this transformation, including a Chief Operating Officer, President of Streaming Operations, a Chief Merchandising Officer for QVC US and a Chief People Officer.”

Third quarter 2022 operating results:

●	Qurate Retail revenue decreased 13% to $2.7 billion
●	In constant currency(2) revenue decreased 9%
●	eCommerce revenue decreased 13% to $1.7 billion or 62% of total revenue
●	Qurate Retail reported diluted EPS of $(7.21), including impact of non-cash impairment recognized at QxH and Zulily related to tradenames and goodwill (additional detail below)
●	Adjusted diluted EPS(3) of $(0.08)
●	QxH revenue decreased 8%
●	QVC International revenue decreased 21%
●	In constant currency, revenue decreased 5%
●	Zulily revenue decreased 39%
●	Cornerstone revenue increased 8%

Other business headlines:

●	Completed sale and leaseback of five US properties in July for proceeds of $443 million
●	Entered into agreement for sale and leaseback of UK and Germany fulfillment centers for gross consideration of approximately £68 million and €97 million, respectively; expected to close first quarter 2023
●	Cash proceeds expected to be used to repay debt
●	Received $180 million of insurance proceeds in third quarter related to Rocky Mount, NC fulfillment center fire; $280 million of insurance proceeds received year-to-date

Corporate Updates

On July 15, 2022, QVC, Inc. (“QVC”) and certain of its subsidiaries entered into a sale and leaseback agreement with investment vehicles managed by Oak Street, a division of Blue Owl, for five existing properties in Pennsylvania, South Carolina, Tennessee and Virginia. Under the terms of the agreement, QVC received a cash payment of $443 million, net of fees and other expenses. The average annual impact to adjusted OIBDA related to the sale and lease back transactions will be approximately $33 million.

Subsequent to quarter end, on November 2, 2022 and November 3, 2022, certain subsidiaries of QVC International signed agreements with investment vehicles managed by Oak Street, a division of Blue Owl, for the sale and leaseback of two existing properties in Germany and the UK. The sale and leaseback agreements are expected to close in the first quarter of 2023. Under the terms of the agreements, QVC will receive cash payments of approximately €97 million related to its German facility and approximately £68 million related to its UK facility before fees, taxes and other expenses.

Cash proceeds received by QVC were used and are expected to be used to repay debt upon each closing. The gain from each completed property sale in the relevant measurement period is included in operating income and within the covenant calculations under QVC’s bank credit facility

Additionally in the third quarter, as a result of recent financial performance of certain subsidiary businesses, macroeconomic conditions including inflation and higher interest rates and a decline in its stock price, Qurate Retail initiated a process to evaluate those subsidiaries’ current business models and long-term business strategies. It was determined during the third quarter that an indication of impairment existed for the QxH and Zulily reporting units related to their goodwill and the HSN and Zulily tradenames. The impairment primarily reflects a significant increase in discount rates used, combined with recent business performance that is partially attributed to the challenged economic conditions. Non-cash tradename impairments in the amounts of $180 million for QxH (related to HSN) and $140 million for Zulily were recorded in the impairment of intangible assets line item in the consolidated statements of operations, and goodwill impairments were recorded in the amounts of $2.5 billion and $226 million for QxH and Zulily, respectively. These items are included in operating income and excluded from adjusted OIBDA.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2022 to the same period in 2021.

THIRD QUARTER 2022 FINANCIAL RESULTS

(amounts in millions)	3Q21	3Q22	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,813	$1,663	(8)%
QVC International	699	554	(21)%	(5)%
Zulily	328	200	(39)%
Cornerstone	304	327	8%
Total Qurate Retail Revenue	$3,144	$2,744	(13)%	(9)%

Operating Income (Loss)
QxH(b)	$219	$(2,251)	NM
QVC International	97	52	(46)%	(34)%
Zulily(c)	(40)	(403)	NM
Cornerstone	16	2	(88)%
Unallocated corporate cost	(18)	(7)	61%
Total Qurate Retail Operating Income (Loss)	$274	$(2,607)	NM

Adjusted OIBDA
QxH	$325	$143	(56)%
QVC International	115	62	(46)%	(35)%
Zulily	(17)	(25)	(47)%
Cornerstone	24	10	(58)%
Unallocated corporate cost	(15)	(5)	67%
Total Qurate Retail Adjusted OIBDA	$432	$185	(57)%	(54)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the third quarter of 2022, QxH recorded (i) a $2.7 billion non-cash impairment charge related to goodwill and the HSN tradename, (ii) a $277 million gain on sale related to the sale and leaseback agreements of five US properties, and (iii) a $137 million net gain on insurance proceeds representing insurance proceeds received in excess of losses recognized on inventory, fixed assets, and other fire related costs. These items are included in operating income and excluded from adjusted OIBDA.
c)	In the third quarter of 2022, Zulily recorded (i) a $366 million non-cash impairment charge related to its tradename and goodwill and (i) $3 million of restructuring charges. These items are included in operating income and excluded from adjusted OIBDA.

THIRD QUARTER 2022 NET INCOME AND ADJUSTED NET INCOME(3)

(amounts in millions)	3Q21	3Q22
Net income(a)	$127	$(2,747)
Adjusted net income(b)	$123	$(29)

Basic weighted average shares outstanding ("WASO")	404	381
Potentially dilutive shares	12	1
Diluted WASO	416	382

GAAP EPS(c)	$0.31	$(7.21)
Adjusted EPS(b)	$0.30	$(0.08)

a)	Net income in the third quarter of 2022 includes a $2.7 billion non-cash impairment charge related to QxH’s goodwill and HSN’s tradename and a $366 million non-cash impairment charge related to Zulily’s tradename and goodwill.
b)	See reconciling schedule 3.
c)	Represents diluted net income per share attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.

QxH

QxH revenue declined primarily due to a 6% decrease in units shipped, reflecting weakened consumer sentiment due to macro-economic factors of inflation and higher interest rates, as well as a decrease in shipping and handling revenue. Average selling price declined 2%, reflecting inventory reduction actions. Although total customer count declined, QxH experienced a 3% increase in average spend per customer and a 6% increase in items purchased per customer. QxH reported declines in all categories.

Operating income margin decreased primarily due to a $2.7 billion non-cash impairment charge related to QxH’s goodwill and HSN’s tradename recognized in the third quarter of 2022. This was partially offset by a $277 million gain on the sale of certain US real estate assets and a $137 million net gain on insurance proceeds received in excess of losses recognized on inventory, fixed assets and other fire related costs. These items are included in operating income and excluded from adjusted OIBDA. Adjusted OIBDA margin(3) decreased primarily due to higher fulfillment (freight and warehouse) and administrative expenses, lower product margins, and higher marketing and inventory obsolescence costs.

On December 18, 2021, QVC experienced a fire at its Rocky Mount, NC fulfillment center. QVC has taken steps to mitigate disruption to its operations including diverting inbound orders, leveraging its existing fulfillment centers and supplementing these facilities with short-term leased space as needed. While the company has taken steps to minimize the overall impact to its business, it experienced elevated warehouse and logistics costs during the three months ended September 30, 2022 and anticipates these increased warehouse and logistics costs to continue during 2022.

QVC received an additional $180 million of insurance proceeds in the third quarter of 2022. In total, QVC has received $380 million of insurance proceeds since December 2021 and recorded a net gain of $137 million in restructuring and fire related costs during the nine months ended September 30, 2022, net of (recoveries) in the condensed consolidated statement of operations, representing proceeds received in excess of losses recognized on inventory, fixed assets, and other fire related costs. During the three months ended September 30, 2022, QVC incurred an additional $2 million in fire related costs, net, primarily related to personnel costs and legal fees, that are not expected to be reimbursed by QVC’s insurance policies and are included in operating income, and $12 million of other fire related costs for which recovery was deemed probable based on the company’s insurance policies. While there can be no assurance, based on the provisions of QVC’s insurance policies and discussions with insurance carriers, QVC determined that recovery of certain fire related costs is probable, and has recorded an insurance receivable with a balance of $35 million as of September 30, 2022 (see Schedule 4).

In addition, QVC submitted its business interruption claim with the insurance company; however, there can be no guarantee that all business interruption losses will be recovered. QVC expects to continue to record additional costs and recoveries until the insurance claim is fully settled.

QVC International

US Dollar denominated results were negatively impacted by exchange rate fluctuations, primarily due to the Dollar strengthening 20% versus the Japanese Yen, 15% against the Euro and 14% versus the British Pound. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the third quarter of 2021.

QVC International’s constant currency revenue declined 5% primarily due to lower unit volume, reflecting weakened consumer sentiment driven by inflation and the invasion of Ukraine, which particularly affected QVC International’s European markets, as well as a decrease in shipping and handling revenue. Average selling price increased 4% in constant currency primarily due to strength in jewelry in Japan. QVC International reported declines primarily in home, beauty and accessories, partially offset by gains primarily in apparel and jewelry.

Operating income and adjusted OIBDA margin decreased primarily due to higher administrative expenses, lower product margins, higher inventory obsolescence expenses and deleverage of fulfillment expenses.

Zulily

Zulily revenue decreased primarily due to lower unit volume, reflecting lower availability of national brand product in the third quarter of 2022 and marketing inefficiencies due to cost inflation, which caused Zulily to reduce marketing spend, affecting its customer acquisition and retention.

Operating loss increased primarily due to a $366 million non-cash impairment charge related to Zulily’s tradename and goodwill recorded in the third quarter of 2022. Zulily also recorded $3 million of restructuring charges during the third quarter of 2022 primarily related to exiting a fulfillment center and other restructuring initiatives. These charges are included in operating income and excluded from adjusted OIBDA. Adjusted OIBDA margin decreased primarily due to deleverage of fixed costs and increased shipping and handling promotions, which was partially offset by lower marketing and fulfillment costs and higher product margins.

Cornerstone

Cornerstone generated record third quarter revenue at each of its home brands (Frontgate, Ballard Designs, and Grandin Road), primarily driven by strong demand for bath, holiday, case goods, kitchen and home furniture. These gains were partially offset by a decrease in demand for apparel at Garnet Hill.

Operating income and adjusted OIBDA margin decreased primarily from higher logistics and marketing costs, which were partially offset by product margin gains.

THIRD QUARTER 2022 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	3Q21	3Q22	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue	64.9%	70.2%	530	bps
Operating Income Margin (%)(b)	12.1%	(135.4)%	NM
Adjusted OIBDA Margin (%)(b)	17.9%	8.6%	(930)	bps
Average Selling Price	$52.27	$51.27	(2)%
Units Sold			(6)%
Return Rate(c)	14.6%	14.4%	(20)	bps
eCommerce Revenue(d)	$1,086	$1,000	(8)%
eCommerce % of Total Revenue	59.9%	60.1%	20	bps
Mobile % of eCommerce Revenue(e)	66.0%	67.3%	130	bps
LTM Total Customers(f)	11.1	9.3	(16)%

QVC – International
Cost of Goods Sold % of Revenue	62.9%	64.8%	190	bps
Operating Income Margin (%)	13.9%	9.4%	(450)	bps
Adjusted OIBDA Margin (%)	16.5%	11.2%	(530)	bps
Average Selling Price			(14)%		4%
Units Sold			(7)%
Return Rate(c)	18.4%	18.9%	50	bps
eCommerce Revenue(d)	$328	$256	(22)%		(5)%
eCommerce % of Total Revenue	46.9%	46.2%	(70)	bps
Mobile % of eCommerce Revenue(e)	74.2%	70.4%	(380)	bps
LTM Total Customers(f)	4.9	4.5	(8)%

Zulily
Cost of Goods Sold % of Revenue	79.9%	80.0%	10	bps
Operating Income Margin (%)(g)	(12.2)%	(201.5)%	NM
Adjusted OIBDA Margin (%)(g)	(5.2)%	(12.5)%	(730)	bps
Mobile % of Total Orders	74.5%	74.3%	(20)	bps
LTM Total Customers(f)	5.3	3.0	(43)%

Cornerstone
Cost of Goods Sold % of Revenue	62.6%	67.0%	440	bps
Operating Income Margin (%)	5.3%	0.6%	(470)	bps
Adjusted OIBDA Margin (%)	7.9%	3.1%	(480)	bps
eCommerce Revenue(d)	$223	$245	10%
eCommerce % of Total Revenue	73.4%	74.9%	150	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the third quarter of 2022, QxH recorded (i) a $2.7 billion non-cash impairment charge related to goodwill and the HSN tradename, (ii) a $277 million gain on sale related to the sale and leaseback agreements of five US properties, and (iii) a $137 million net gain on insurance proceeds representing insurance proceeds received in excess of losses recognized on inventory, fixed assets, and other fire related costs. These items are included in operating income and excluded from adjusted OIBDA.
c)	Measured as returned sales over gross shipped sales in US dollars.
d)	Based on net revenue.
e)	Based on gross US dollar orders.
f)	LTM: Last twelve months.
g)	In the third quarter of 2022, Zulily recorded (i) a $366 million non-cash impairment charge related to its tradename and goodwill and (i) $3 million of restructuring charges. These items are included in operating income and excluded from adjusted OIBDA.

Taxes

Qurate Retail estimates that its average annual effective tax rate in 2022 will be in the high 30 to low 40 percent range including federal, state and foreign taxes, excluding the impact of one-time gains and losses and other discrete events. This is elevated relative to prior years due to the expiration of certain of Qurate Retail’s green energy investment tax credits at the end of 2021, the mix of operating income in certain high-rate tax jurisdictions in 2022 and the GAAP treatment of dividends paid on Qurate Retail’s Preferred Stock. This estimate excludes the impact of one-time items and is subject to adjustment.

Capital Returns

There were no repurchases of Qurate Retail’s Series A common stock (Nasdaq: QRTEA) from August 1, 2022 through October 31, 2022.  The remaining repurchase authorization for Qurate Retail is approximately $492 million as of November 1, 2022.

FOOTNOTES

1)	Qurate Retail will discuss these headlines and other matters on Qurate Retail’s earnings conference call that will begin at 8:30 a.m. (E.D.T.) on November 4, 2022. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of adjusted OIBDA, adjusted OIBDA margin, adjusted net income and adjusted diluted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	6/30/2022	9/30/2022
Cash and cash equivalents (GAAP)	$561	$624

Indemnification Asset(a)	$175	$35

Debt:
QVC senior secured notes(b)	$3,914	$3,914
QVC senior secured bank credit facility	914	545
Total Qurate Retail Group Debt	$4,828	$4,459

Senior notes(b)	792	792
Senior exchangeable debentures(c)	1,158	1,114
Corporate Level Debentures	1,950	1,906
Total Qurate Retail, Inc. Debt	$6,778	$6,365
Unamortized discount, fair market value adjustment and deferred loan costs	(309)	(459)
Total Qurate Retail, Inc. Debt (GAAP)	$6,469	$5,906

Other Financial Obligations:
Preferred stock(d)	$1,265	$1,266

QVC, Inc. leverage(e)	2.3x	2.0x

a)	Indemnity from Liberty Broadband, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.
b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
d)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to a mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
e)	As defined in QVC’s credit agreement. The gains from the leaseback transactions discussed previously are included in operating income and within the covenant calculations under QVC’s bank credit facility. Such gains were $240 million for the three months ended June 30, 2022 and $277 million for the three months ended September 30, 2022.

Cash at Qurate Retail increased $63 million in the third quarter as proceeds received from asset sales and insurance proceeds more than offset net debt reduction, capital expenditures and cash used in operations.

Total debt at Qurate Retail decreased $413 million in the third quarter primarily due to debt repayment under QVC’s bank credit facility funded with the $443 million of cash proceeds received from the sale and leaseback of five US properties. In addition, during the third quarter of 2022, Qurate Retail repurchased $41 million original principal amount of its 4% exchangeable senior debentures due 2029 for total cash consideration of $24 million as part of its ongoing tax and liability management efforts.

QVC’s bank credit facility has $545 million drawn as of September 30, 2022 with available capacity of approximately $2.68 billion, net of letters of credit. Qurate Retail is in compliance with all debt covenants as of September 30, 2022.

Qurate Retail benefits from an indemnification agreement with Liberty Broadband with respect to its Charter exchangeable debentures. The indemnification agreement compensates Qurate Retail for any payments made in excess of the adjusted principal amount of the debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023, while Qurate Retail would be responsible for paying the adjusted principal amount to such holder. This indemnity is supported by a negative pledge in favor of Qurate Retail on the approximately 1.0 million reference shares of Class A common stock of Charter held at Liberty Broadband that underlie the Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the Charter exchangeable debentures. As of September 30, 2022, a holder of the Charter exchangeable debentures does not have the ability to exchange and, accordingly, the indemnification asset is included as a long-term asset in our condensed balance sheet as of that date.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.D.T.) on November 4, 2022.  The call can be accessed by dialing (877) 704-4234 or (215) 268-9904, passcode 13731625, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to https://www.qurateretail.com/investors/news-events/ir-calendar.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits (including Project Athens and the sale leaseback transactions), market potential, future financial performance and prospects, the impact of the fire at QVC’s Rocky Mount fulfillment center, insurance recoveries, Qurate Retail’s estimated ongoing annual tax rate, market conditions (including inflation and supply chain issues), the indemnification by Liberty Broadband, future repayment of debt, the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19), the impact of global conflicts, issues impacting the global supply chain and labor market, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, and where applicable, separately identified impairments, litigation settlements, restructuring, acquisition-related costs and fire related costs, net (including Rocky Mount inventory losses) and (gain) loss on sale of fixed assets.  Further, this press release includes Adjusted OIBDA margin, which is also a non-GAAP financial measure.  Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail. Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities, (gain) loss on sale of fixed assets and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s Adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended September 30, 2021, December 31, 2021, March 31, 2022, June 30, 2022 and September 30, 2022, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	3Q21	4Q21	1Q22	2Q22	3Q22
Qurate Retail, Inc. Operating Income	$274	$7	$106	$418	$(2,607)
Depreciation and amortization	139	141	130	134	107
Stock compensation expense	19	18	15	16	15
Restructuring and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)	—	21	84	22	(134)
Impairment of intangible assets	—	363	—	—	3,081
(Gain) on sale of fixed assets, net(a)	—	—	—	(243)	(277)
Qurate Retail, Inc. Adjusted OIBDA	$432	$550	$335	$347	$185

a)	Includes gains on sale related to the modification of the lease that resulted in a sale and leaseback for US GAAP purposes of QVC’s Ontario, CA distribution center and the sale of another immaterial asset in the second quarter of 2022, and the sale and lease back transactions of five US properties completed in the third quarter of 2022.

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC, Zulily and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2021, December 31, 2021, March 31, 2022, June 30, 2022 and September 30, 2022, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	3Q21	4Q21	1Q22	2Q22	3Q22
QVC
Operating income	$316	$388	$130	$442	$(2,199)
Depreciation and amortization	111	114	109	102	94
Stock compensation	13	11	8	10	9
Fire related costs, net (including Rocky Mount inventory losses)	—	21	82	16	(137)
(Gain) loss on sale of fixed assets, net	—	—	—	(243)	(277)
Impairment of intangible assets	—	—	—	—	2,715
Adjusted OIBDA	$440	$534	$329	$327	$205

QxH Adjusted OIBDA	$325	$374	$225	$232	$143
QVC International Adjusted OIBDA	$115	$160	$104	$95	$62

Zulily
Operating income (loss)	$(40)	$(396)	$(38)	$(51)	$(403)
Depreciation and amortization	20	21	15	24	7
Stock compensation	3	2	3	3	2
Restructuring charges	—	—	2	6	3
Impairment of intangible assets	—	363	—	—	366
Adjusted OIBDA	$(17)	$(10)	$(18)	$(18)	$(25)

Cornerstone
Operating income	$16	$27	$24	$36	$2
Depreciation and amortization	8	6	6	8	6
Stock compensation	—	1	1	—	2
Adjusted OIBDA	$24	$34	$31	$44	$10

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s net income (loss) to its adjusted net income and diluted earnings (loss) per share to adjusted earnings per share, in each case, calculated in accordance with GAAP for the three months ended September 30, 2021, December 31, 2021, March 31, 2022, June 30, 2022 and September 30, 2022, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS RECONCILIATION

(amounts in millions)	3Q21	4Q21	1Q22	2Q22	3Q22
Qurate Retail, Inc. Net Income (GAAP)	$127	$(215)	$1	$203	$(2,747)
Purchase accounting amort., net of deferred tax benefit (a)	27	28	17	17	16
Impairment of intangible assets, net of tax impact	—	331	—	—	3,004
Restructuring and fire related costs, net of (recoveries) and tax impact (including Rocky Mount inventory losses)	—	16	63	17	(101)
Gain on sale of fixed assets, net of tax impact	—	—	—	(185)	(207)
Mark-to-market adjustments, net(b)	(31)	—	(23)	(5)	6
Adjusted Net Income	$123	$160	$58	$47	$(29)

Diluted earnings (loss) per share (GAAP)	$0.31	$(0.54)	$—	$0.53	$(7.21)
Total adjustments per share, net of tax	(0.01)	0.94	0.15	(0.41)	7.13
Adjusted earnings per share	$0.30	$0.40	$0.15	$0.12	$(0.08)

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

SCHEDULE 4

The following table provides certain incremental costs incurred and the insurance receivable balance related to the Rocky Mount, Inc. fulfillment center fire for the three months ended March 31, 2022, June 30, 2022 and September 30, 2022.

DIRECT COSTS RELATED TO ROCKY MOUNT FIRE AND INSURANCE RECEIVABLE BALANCE

(amounts in millions)
Insurance receivable balance as of December 31, 2021	$129

Three months ended March 31, 2022:
Other fire related costs(a)	$16
Less: Fire related costs not deemed probable to be covered by insurance policies(b)	(2)
Insurance receivable balance as of March 31, 2022	$143

Three months ended June 30, 2022:
Other fire related costs(a)	$24
Less: Fire related costs not deemed probable to be covered by insurance policies(b)	(1)
Less: Insurance recoveries received	(100)
Insurance receivable balance as of June 30, 2022	$66

Three months ended September 30, 2022:
Other fire related costs(a)	$12
Less: Fire related costs not deemed probable to be covered by insurance policies(b)	(2)
Less: Insurance recoveries received	(180)
Plus: Gain on insurance proceeds received	139
Insurance receivable balance as of September 30, 2022	$35

a)	Excludes write-downs related to inventory remaining at the Rocky Mount facility, for which no insurance receivable was recorded. These expenses will be submitted as part of QVC's business interruption insurance claim; however, there can be no assurance that it will be recovered. The inventory write-downs are included in QxH's operating income and excluded from adjusted OIBDA.
b)	Costs included in QxH's operating income and excluded from adjusted OIBDA primarily related to personnel costs and legal fees.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	September 30,	December 31,
	2022	2021
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$624	587
Trade and other receivables, net of allowance for credit losses	1,027	1,679
Inventory, net	1,737	1,623
Indemnification agreement receivable	—	324
Other current assets	189	235
Total current assets	3,577	4,448
Property and equipment, net	594	1,030
Intangible assets not subject to amortization	6,148	9,377
Intangible assets subject to amortization, net	645	745
Other assets, at cost, net of accumulated amortization	832	602
Total assets	$11,796	16,202
Liabilities and Equity
Current liabilities:
Accounts payable	977	1,429
Accrued liabilities	940	1,236
Current portion of debt	603	1,315
Other current liabilities	214	244
Total current liabilities	2,734	4,224
Long-term debt	5,303	5,674
Deferred income tax liabilities	1,447	1,350
Preferred stock	1,266	1,261
Other liabilities	698	707
Total liabilities	11,448	13,216
Equity	235	2,850
Non-controlling interests in equity of subsidiaries	113	136
Total liabilities and equity	$11,796	16,202

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	September 30,
	2022	2021
Revenue:
Total revenue, net	$2,744	3,144

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation shown separately below)	1,905	2,069
Operating expense	205	204
Selling, general and administrative, including stock-based compensation	464	458
Restructuring and fire related costs, net of (recoveries)	(134)	—
Depreciation and amortization	107	139
Impairment of intangible assets	3,081	—
(Gain) loss on sale of fixed assets, net	(277)	—
	5,351	2,870
Operating income (loss)	(2,607)	274

Other income (expense):
Interest expense	(107)	(121)
Share of earnings (losses) of affiliates, net	—	(24)
Realized and unrealized gains (losses) on financial instruments, net	(8)	41
Tax sharing income (expense) with Liberty Broadband	36	(3)
Other, net	37	3
	(42)	(104)
Earnings (loss) before income taxes	(2,649)	170
Income tax (expense) benefit	(87)	(20)
Net earnings (loss)	(2,736)	150
Less net earnings (loss) attributable to noncontrolling interests	11	23
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$(2,747)	127

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Nine months ended
	September 30,
	2022	2021

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$(2,502)	624
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	371	396
Impairment of intangible assets	3,081	—
Stock-based compensation	46	54
Share of (earnings) losses of affiliates, net	1	78
Realized and unrealized (gains) losses on financial instruments, net	(29)	(101)
(Gains) losses on sales of fixed assets, net	(520)	—
Gain on insurance proceeds	(139)	—
Insurance proceeds received for operating losses	96	—
Deferred income tax expense (benefit)	45	(35)
Other, net	(68)	15
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	483	439
Decrease (increase) in inventory	(163)	(453)
Decrease (increase) in prepaid expenses and other assets	98	85
(Decrease) increase in trade accounts payable	(418)	(48)
(Decrease) increase in accrued and other liabilities	(419)	(339)
Net cash provided (used) by operating activities	(37)	715

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	(7)	(177)
Capital expenditures	(171)	(169)
Expenditures for television distribution rights	(36)	(184)
Cash proceeds from dispositions of investments	12	10
Proceeds from sale of fixed assets	701	40
Insurance proceeds	184	—
Other investing activities, net	21	(3)
Net cash provided (used) by investing activities	704	(483)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,069	394
Repayments of debt	(2,577)	(284)
Repurchases of Qurate Retail common stock	—	(216)
Withholding taxes on net settlements of stock-based compensation	(7)	(25)
Payments for issuances of financial instruments	—	(107)
Proceeds from settlements of financial instruments	—	88
Dividends paid to noncontrolling interest	(39)	(46)
Dividends paid to common shareholders	(11)	(14)
Other financing activities, net	(6)	(9)
Net cash provided (used) by financing activities	(571)	(219)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	(59)	(20)
Net increase (decrease) in cash, cash equivalents and restricted cash	37	(7)
Cash, cash equivalents and restricted cash at beginning of period	596	814
Cash, cash equivalents and restricted cash at end period	$633	807